Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Hillenbrand, Inc. Current Report on Form 8-K and in the Registration Statements (Form S-3 No. 333-233668, Form S-4 No. 333-233538, and Form S-8 Nos. 333-194367, 333-149893 and 333-167508) of Hillenbrand, Inc., of our reports dated February 28, 2019, except for the effects of discontinued operations discussed in Note 2, and Note 17, as to which the date is September 6, 2019, with respect to the consolidated financial statements and schedule of Milacron Holdings Corp., included in the Milacron Holdings Corp. Current Report on Form 8-K dated September 6, 2019, and our report dated February 28, 2019, with respect to the effectiveness of internal control over financial reporting of Milacron Holdings Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2018, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

November 21, 2019